Exhibit 99.1

PRESS RELEASE

RigNet Announces Closing of Intelie Acquisition

HOUSTON – March 26, 2018 (GLOBE NEWSWIRE) – RigNet, Inc. (NASDAQ: RNET) announced today that it has completed the previously announced acquisition of Intelie. Intelie has developed a technology platform for real-time predictive analytics that is an award-winning, early pioneer in real-time machine learning and planning optimization. The closing was effective March 23, 2018.

The acquisition of Intelie accelerates RigNet’s strategy to move up the network stack and furthers the development of valuable enterprise applications powered by highly differentiated data analysis. RigNet will leverage Intelie’s unique capabilities and market position to differentiate RigNet’s managed communications services.

“Machine learning is increasingly becoming the new imperative across all industries. Since our initial announcement, we have received positive feedback from our existing and prospective customers, who are excited about RigNet’s ability to integrate machine learning and operational intelligence through real-time data processing into the next generation of managed communications services,” said Steven Pickett, Chief Executive Officer and President of RigNet. “The completion of this acquisition combined with the unique cybersecurity capabilities from our acquisition of Cyphre enables RigNet to deliver highly differentiated managed communications services which are always connected, always secure, and always learning.”

Intelie will become a wholly-owned subsidiary of RigNet. Intelie’s Chief Executive Officer, Lelio Souza, will remain and lead the subsidiary.

About RigNet

RigNet (NASDAQ: RNET) is a global technology company that provides customized communications services, applications and cybersecurity solutions enhancing customer decision making and business performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Jerri Dean

RigNet, Inc.

Tel: +1 (281) 674-0699

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections,benefits and synergies of the proposed transaction, future opportunities for the combined company and products, future financial performance and any other statements regarding RigNet’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. RigNet can give no assurance that such expectations will prove to have been correct. These statements are subject to, among other things, the ability to successfully integrate the acquired business and to realize expected synergies and other risk factors that are discussed in RigNet’s most recent 10-K as well as RigNet’s other filings with the SEC available at the SEC’s Internet site (http://www.sec.gov). Actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the day they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

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